Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Zagg Incorporated (fka ShieldZone Corporation) of our report dated March 5, 2007 on the financial statements of Zagg Incorporated (fka ShieldZone Corporation) for year ended December 31, 2006 and for the period from March 24, 2005 (inception) to December 31, 2005.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
November 19, 2007